Exhibit 99.1

Urban Edge Properties		For Additional Information:
888 Seventh Avenue		Mark Langer, EVP and
6th Floor		Chief Financial Officer
New York, NY 10019
(212) 956-0082

FOR IMMEDIATE RELEASE:

Urban Edge Properties Increases its Unsecured Revolving Credit Facility to $600 Million and Extends Maturity

New York, NY, March 7, 2017 - Urban Edge Properties (NYSE:UE) announced today an amendment and extension to its existing unsecured revolving credit facility. The amendment increased the credit facility size by $100 million to $600 million and extended the maturity date to March 7, 2021 (or, March 7, 2022 if the company exercises both of its six-month extension options). No amounts are drawn on the existing line of credit.

The joint lead arrangers and joint book-runners are Wells Fargo Securities, LLC and PNC Capital Markets LLC. Wells Fargo Bank, National Association will continue to be the administrative agent for the credit facility and PNC Bank, National Association will continue to be the syndication agent. Barclays Bank PLC, Capital One, National Association, Citibank, N.A., JPMorgan Chase Bank, N.A. and MUFG Union Bank, N.A. served as documentation agents. U.S. Bank National Association, Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., Deutsche Bank AG New York Branch and TD Bank, N.A. are also participants in the credit facility.

ABOUT URBAN EDGE PROPERTIES
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 86 properties totaling 15.2 million square feet of gross leasable area.